Filed pursuant to Rule 424(b)(3)

Registration No. 333-273332

Prospectus Supplement No. 4

AGEAGLE AERIAL SYSTEMS INC.

Dated February 29, 2024

To the Prospectus dated July 27, 2023

This prospectus supplement amends the information in the “Selling Stockholder” section of our prospectus dated July 27, 2023 relating to the resale of 1,254,000 shares of our common stock issuable upon the exercise of warrants (the “Prospectus”).

The purpose of this prospectus supplement is to modify the “Selling Shareholders” section of the Prospectus to reflect the assignment of warrants to purchase shares of our common stock by Walleye Opportunities Master Fund Ltd (“Purchaser”), which is listed as a selling shareholder, to Joe Reda (“Transferee”).

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus.

Our shares of Common Stock are traded on The NYSE American under the symbol “UAVS.” On February 28, 2024, the last reported closing price of our common stock was $1.20 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 AS WELL AS SUBSEQUENTLY FILED FORM 10-QS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

EXPLANATORY NOTE

The references to Purchaser in the “Selling Shareholders” table in the section entitled “Selling Shareholders” are hereby amended and restated to reflect the assignment by Purchaser of all of its respective holdings of warrants to purchase shares of our common stock to Transferees.

The information in this supplement to the “Selling Shareholders” section set forth below is based solely on information provided to us by the Purchaser, Transferee and other warrant holders as of February 28, 2024.

This prospectus supplement should be read in conjunction with the Prospectus.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 1,254,000 Warrant Shares.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power and also any shares which the security or shareholder has the right to acquire within 60 days of February 28, 2024, whether through the exercise or conversion of any preferred stock, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. The following table sets forth the number of our Common Stock beneficially owned by the Selling Shareholders as of February 28, 2024:

	Beneficial Ownership Before Offering(1)			Number of Shares of	Beneficial Ownership After Offering (1)
Name	Number of Shares of Common Stock	Percent		Common Stock offered by Selling Shareholder	Number of Shares of Common Stock(2)	Percent
Alpha Capital Anstalt(3)	546,909	6.5	%(4)		546,909	6.5	%(5)
Walleye Opportunities Master Fund Ltd (6)	273,181	3.2	%(7)		273,181	3.2	%(7)
Joe Reda(8)	578,888	6.8%		420,000	158,888	1.9%
Gregory Castaldo(9)	158,888	1.9%		158,888	-	-
Andrew Arno(10)	19,950	*		399,000	-	-
Jesse Arno(11)	7,125	*		7,125	-	-
Matthew Arno(12)	7,125	*		7,125	-	-
James Satloff ttee Dustin Nathaniel Satloff Trust u/a 6/1/93 (13)	7,125	*		7,125	-	-
James Satloff ttee Emily U Satloff Family Trust u/a 3/25/93 (14)	8,550	*		8,550	-	-
James Satloff (15)	14,250	*		14,250	-	-
James Satloff ttee Theodore Jean Satloff Trust u/a 8/7/96(16)	7,125	*		7,125	-	-
Newtown Road 130 Holdings LLC(17)	20,475	*		20,475	-	-

* Less than 1%.

(1)	Percentage of shares beneficially owned after the resale of all the Warrant Shares offered by this prospectus assumes there are 8,457,593 shares of outstanding Common Stock prior to the issuance of any Common Stock upon the exercise of the Warrant, after giving effect to a 20:1 reverse stock-split.

(2)	Assumes the sale of all registered shares in the offering.

(3)	The address of Alpha Capital Anstalt (“Alpha”) is Altenbach 8, FL-9490 Vaduz, Principality of Liechtenstein.

(4)	Beneficial ownership limits Alpha from converting or exercising such securities that would result in Alpha owning more than 9.99% of our issued and outstanding Common Stock.

(5)	All securities held by Alpha that are convertible or exercisable into our Common Stock are subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of our issued and outstanding Common Stock.

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(6)	The address of Walleye Opportunities Master Fund Ltd. (“Walleye”) address is 2800 Niagara Lane North, Plymouth, MN 55447.

(7)	All securities held by Walleye that are convertible or exercisable into our Common Stock are subject to the Beneficial Ownership Limitation, which limits Walleye from converting or exercising such securities in the event the conversion or exercise will result in Walleye owning more than 4.99% of our issued and outstanding Common Stock.

(8)	Includes the transfer from Walleye of 420,000 warrants. The address of Joe Reda is 1324 Manor Circle, Pelham, NY 10803.

(9)	The address of Gregory Castaldo is 3776 Steven James Drive, Garnet Valley, PA 19060.

(10)	The address of Andrew Arno is 240 Riverside Boulevard, New York, NY 10069.

(11)	The address of Jesse Arno is 240 Riverside Boulevard, New York, NY 10069.

(12)	The address of Matthew Arno is 240 Riverside Boulevard, New York, NY 10069.

(13)	Mr. James Satloff is the trustee of the James Satloff ttee Dustin Nathaniel Satloff Trust u/a 6/1/93 and has voting and investment control over the securities held by the James Satloff ttee Dustin Nathaniel Satloff Trust u/a 6/1/93. The address of Dustin Nathaniel Satloff Trust is 10 Gracie Square, New York, NY 10028.

(14)	Mr. James Satloff is the trustee of the James Satloff ttee Emily U Satloff Family Trust u/a 3/25/93 and has voting and investment control over the securities held by the James Satloff ttee Emily U Satloff Family Trust u/a 3/25/93. The address of Emily U Satloff Family Trust is 10 Gracie Square, New York, NY 10028.

(15)	The address of James Satloff is 10 Gracie Square, New York, NY 10028.

(16)	Mr. James Satloff is the trustee of the James Satloff ttee Theodore Jean Satloff Trust u/a 8/7/96 and has voting and investment control over the securities held by the James Satloff ttee Theodore Jean Satloff Trust u/a 8/7/96. The address of Theodore Jean Satloff Trust is 10 Gracie Square, New York, NY 10028.

(17)	John P Gutfreund has voting and investment control over the securities held by Newtown Road 130 Holdings LLC. The address of Newtown Road 130 Holdings LLC is 1355 1st Avenue, New York, NY 10021.

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